Exhibit 99.1

FOR RELEASE AT 6:00 AM CENTRAL TIME (7:00 AM EASTERN TIME)

NOVAMED EYECARE REPORTS SECOND QUARTER 2003 RESULTS

CHICAGO (August 6, 2003)—NovaMed Eyecare, Inc. (Nasdaq: NOVA) today reported results for the second quarter and six months ended June 30, 2003. Net income from continuing operations in the second quarter of 2003 was $790,000, or $0.04 per share. Net income from continuing operations in the second quarter of 2002 was $1,152,000, or $0.05 per share. The second quarter 2002 results included a pre-tax gain on the sale of minority interests of $436,000, or $0.01 per share after tax.

Net income from continuing operations for the first six months of 2003 was $1,349,000, or $0.06 per share, as compared to $2,161,000, or $0.09 per share, for the first six months of 2002. Net income, including discontinued operations and the cumulative effect of a change in accounting principle, was $1,353,000, or $0.06 per share, in the first six months of 2003 as compared to $513,000, or $0.02 per share, in the first six months of 2002. The first six months of 2002 results included a charge of $1,803,000, or $0.07 per share, as a cumulative effect of a change in accounting principle related to the impairment of goodwill.

For the quarter ended June 30, 2003, total net revenue was $14,018,000 compared to $13,548,000 for the prior year second quarter. Net revenue from surgical facilities was $9,281,000, up 11% from $8,331,000 in the prior year second quarter, primarily due to a 25% increase in cataract procedures and a 59% increase in other procedures. This growth in procedures more than offset the 30% decrease in laser vision correction procedures. Surgical facilities revenue from procedures other than laser vision correction increased 25% over the prior year second quarter and 6% on a same-facility basis, which excludes revenue from our 2002 acquisitions. On a same-facility basis, which excludes procedures from our 2002 acquisitions, cataract procedures grew 7% and other procedures grew 35% over the prior year second quarter. Product sales and other revenue was $4,737,000 in the second quarter of 2003, a decrease of 9% over the prior year second quarter. The majority of this decrease is due to a decline in sales at our wholesale lab business over the prior year that, we believe, is largely due to economic conditions.

For the six months ended June 30, 2003, total net revenue was $27,521,000 compared to $26,822,000 for the same period last year. Net revenue from surgical facilities was $17,828,000, up 10% from $16,196,000 in the prior year six-month period, primarily due to a 31% increase in cataract procedures and a 40% increase in other procedures. This growth more than offset the 40% decrease in laser vision correction procedures. In the first six months of 2003, revenue from laser vision correction procedures represented approximately 10% of our surgical facilities revenue as compared to 25% for the same period last year. Surgical facilities revenue from procedures other than laser vision correction increased 31% over the prior year six-month period and 11% on a same-facility basis, which excludes revenue from our 2002 acquisitions. On a same-facility basis, which excludes procedures from our 2002 acquisitions, cataract procedures grew 12% and other procedures grew 16% over the prior year six-month period. Product sales and other revenue was $9,693,000 in the first six months of 2003 as compared to $10,626,000 for the same period last year.

“I am pleased with our results for the second quarter and year-to-date,” commented Stephen J. Winjum, NovaMed Chairman, President and Chief Executive Officer. “Our same-facility revenue and procedure growth in our core surgical facilities segment, other than laser vision correction, remains strong and we are encouraged by this performance.”

“We currently have two new surgical facilities under construction that we anticipate opening in the third quarter. We are continuing to pursue other acquisition and development opportunities,” said Mr. Winjum. As of June 30, 2003, NovaMed had no outstanding borrowings under its recently negotiated $30 million credit facility and approximately $2.6 million in cash.

NovaMed is one of the nation’s leading owners and operators of practice-based, single specialty ambulatory surgery centers. It currently owns and operates 16 practice-based, single specialty ambulatory surgery centers and provides services under eight fixed-site laser services agreements. NovaMed’s executive offices are located in Chicago, Illinois.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Central Time on Wednesday, August 6, 2003. Investors can listen to the call over the Internet by visiting www.companyboardroom.com or at NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through September 5, 2003.

This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: our ability to acquire, develop or manage a sufficient number of profitable surgical facilities; reduced prices and reimbursement rates for surgical procedures; our ability to access capital to pursue our growth strategy; our ability to maintain successful relationships with the physicians who use our surgical facilities; our future profitability could decrease because of existing agreements with physicians that may require us to sell additional equity interests in our ASCs at varying future intervals; the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations and require us to incur significant expenditures; the continued acceptance of laser vision correction and other refractive surgical procedures; and demand for elective surgical procedures generally and in response to a protracted economic downturn. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2002 Form 10-K filed on April 14, 2003. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

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CONTACT

Scott T. Macomber

Executive Vice President and

Chief Financial Officer

(312) 664-4100

smacomber@novamed.com

NovaMed Eyecare, Inc.

Condensed Consolidated Statement of Operations

(Dollar amounts in thousands, except per share data; unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Net revenue:
Surgical facilities	$9,281	$8,331	$17,828	$16,196
Product sales and other	4,737	5,217	9,693	10,626

Total net revenue	14,018	13,548	27,521	26,822

Operating expenses:
Salaries, wages and benefits	4,991	4,984	10,232	9,784
Cost of sales and medical supplies	3,442	3,439	6,792	6,787
Selling, general and administrative	2,949	2,761	5,829	5,508
Depreciation and amortization	657	694	1,294	1,313

Total operating expenses	12,039	11,878	24,147	23,392

Income from continuing operations	1,979	1,670	3,374	3,430
Interest (income) expense, net	2	87	(3)	195
Minority interest	678	90	1,255	128
Gain on sale of minority interests	—	(436)	(115)	(436)
Other (income) expense, net	(17)	9	(15)	(60)

Income from continuing operations before income taxes	1,316	1,920	2,252	3,603
Income tax provision	526	768	903	1,442

Net income from continuing operations before cumulative effect of change in accounting principle	790	1,152	1,349	2,161
Net operating income from discontinued operations	—	94	4	183
Net income (loss) on disposal of discontinued operations	—	158	—	(28)
Cumulative effect of change in accounting principle	—	—	—	(1,803)

Net income	$790	$1,404	$1,353	$513

Earnings (loss) per common share—diluted:
Earnings from continuing operations before cumulative effect of change in accounting principle	$0.04	$0.05	$0.06	$0.09
Income from discontinued operations	—	0.01	—	—
Cumulative effect of change in accounting principle	—	—	—	(0.07)

Net earnings per diluted share	$0.04	$0.06	$0.06	$0.02

Shares used in computing diluted earnings per share	21,756	24,615	21,919	24,725

Selected operating data:
Number of surgical facilities as of end of period:
ASCs	16	15	16	15
LVC centers and fixed-site laser agreements	8	13	8	13

Number of surgical procedures performed:
Cataracts	6,196	4,956	11,914	9,105
LVC	1,590	2,278	3,246	5,407
Other eye surgery procedures	3,369	2,120	6,296	4,496

Total	11,155	9,354	21,456	19,008